Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Banzai International, Inc. on Form S-4, Amendment No. 4 of our report dated August 29, 2023, except for Note 16 as to which the date is October 18, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Banzai International, Inc. as of December 31, 2022 and 2021 and for the years ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Marlton, NJ

November 2, 2023